Exhibit 5.1

December 18, 2015 Canadian Pacific Railway Limited 7550 Ogden Dale Road S.E. Calgary, AB Canada T2C 4X9	Barristers & Solicitors / Patent & Trade-mark Agents Norton Rose Fulbright Canada LLP 400 3rd Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 CANADA F: +1 403.264.5973 nortonrosefulbright.com

Our reference

   01120609-2460

Dear Sirs/Mesdames:

Registration Statement on Form S-8

We have acted as counsel to Canadian Pacific Railway Limited (the Company), a corporation incorporated under the laws of Canada, and have been asked to give this opinion in connection with a Registration Statement on Form S-8 (the Registration Statement) under the United States Securities Act of 1933, as amended, registering up to 100,000 common shares (the Shares) of the Company in the United States of America pursuant to the terms of the Company’s 401(k) Savings Plan, as amended and restated effective October 27, 2014.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records of corporate proceedings and certificates of the Company and such other material as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed, notarial or true copies, or telecopies or reproductions. We have assumed that the Shares have been duly authorized and validly issued. This opinion is rendered solely with respect to the laws of the province of Alberta and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares are outstanding as fully paid and non-assessable shares of the Company.

We hereby consent to the use of our name in the Registration Statement and to the filing, as an exhibit to such Registration Statement, of this opinion.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.